Exhibit 10.44

Bonus Agreement

This BONUS AGREEMENT (the “Agreement”) is entered into as of this 16th day of July, 2010, by and between Gordmans Stores, Inc., a Delaware corporation (the “Company”), and Mike Morand (“Employee”), on the following terms and conditions:

1.	The Company shall pay Employee a cash bonus (payable over time as set forth herein) (the “Bonus”) in an aggregate amount up to $180,000.00. Employee agrees and acknowledges that if Employee (i) is no longer an employee, for whatever reason, of the Company or its subsidiaries or (ii) breaches or violates (as determined in the sole discretion of the Company’s Board of Directors) any of the terms or provisions of this Agreement, any grant agreement whereby the Company or any of its affiliates granted (or in the future grants) options or other securities to Employee, or any employment, bonus, option grant or other agreement between Employee and the Company or any of its affiliates, then Employee will not be entitled to receive the Bonus (or such portion of the Bonus which has not been paid).

2.	The Bonus shall be payable, subject to the terms hereof, as follows:

(a)	Within ten (10) days after the date hereof, the Company shall pay Employee $27,000.00.

(b)	Within ten (10) days after September 17, 2010, the Company shall pay Employee $27,000.00.

(c)	Within ten (10) days after September 17, 2011, the Company shall pay Employee $27,000.00.

(d)	Within ten (10) days after September 17, 2012, the Company shall pay Employee $27,000.00.

(e)	Within ten (10) days after September 17, 2013, the Company shall pay Employee $27,000.00.

(f)	As soon as practicable after the earlier of (x) the occurrence of a Change in Control (as defined below) and (y) the occurrence of an IPO (as defined below), but in no event later than 60 days following a Change in Control or the IPO, the Company shall pay Employee any unpaid portion of the Bonus set forth in Sections 2(a), 2(b), 2(c), 2(d) and 2(e).

(g)

In addition to any amounts payable to Employee under Section 2(f) above, as soon as practicable after the earlier of (x) the occurrence of a Change in Control and (y) the occurrence of an IPO, but in no event later than 60 days following the Change in Control or the IPO, the Company shall pay Employee an amount equal to (i) $45,000.00, less (ii) the amount, if any, by which $45,000.00 is greater than the product of (A) the fair market value of a share of the Company’s common stock (the “Company Common Stock”) on the date of the Change in Control, as determined by the Company’s Board of Directors in its sole discretion, multiplied by (B) 9,000.

(h)	For purposes of this Agreement, “Change in Control” shall mean (i) any consolidation, merger or other transaction in which the Company is not the surviving entity (other than any such transaction for the purpose of changing the Company’s domicile or form of organization) or which results in the acquisition of all or substantially all of the outstanding shares of Company Common Stock by a single person or entity or by a group of persons or entities acting in concert or (ii) any sale or other transfer or disposition of all or substantially all of the Company’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction); provided, however, that the term “Change in Control” shall not include transactions either (x) with affiliates of the Company or Sun Capital Partners, Inc. (“Sun”) (as determined by the Company’s Board of Directors in its sole discretion), (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates or (z) in connection with which the consideration paid to the Company or to its stockholders, as the case may be, does not consist primarily of cash (as determined by the Company’s Board of Directors in its sole discretion); provided further, however, that a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations or other published guidance promulgated thereunder.

(i)	For purposes of this Agreement, an “IPO” means the initial sale in an underwritten public offering of the common stock the Company pursuant to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on April 30, 2010 under the Securities Act of 1933, as amended.

(j)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment by the Company in connection with a Change in Control to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, the Company shall take reasonable efforts to obtain shareholder approval of the payment as described in Section 280G(b)(5)(B) of the Code (the “Shareholder Approval”). Anything in this Agreement to the contrary notwithstanding, in the event that the Company is unable to obtain Shareholder approval of the Payment, then the amount payable to Employee hereunder shall be reduced to the Reduced Amount. The “Reduced Amount” shall be that amount that maximizes the Payment amount hereunder without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

3.	The permitted payment events specified in Section 2 are intended to comply with the provisions of Section 409A(a)(2) of the Code. The Company may make any changes to this Agreement it determines in its sole discretion are necessary to comply with the provisions of Code Section 409A and any final, proposed, or temporary regulations or any other guidance issued thereunder without the consent of Employee.

4.	The Company, or its designated paying agent, may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.	Employee agrees to abide by and hereby reaffirms the covenants and agreements set forth in this Agreement, any grant agreement whereby the Company or any of its affiliates granted (or in the future grants) options or other securities to Employee, or any employment, bonus, option grant or other agreement between Employee and the Company or any of its affiliates; and agrees that this Agreement constitutes additional consideration in support of such covenants and agreements.

6.	This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and preempts any prior written or oral agreements understandings, or representations with respect thereto. Except as set forth herein, the terms and provisions of this Agreement cannot be terminated, modified or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by, and construed and, except as set forth in the second to last sentence of this paragraph, interpreted in accordance with, the laws of the State of Delaware, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject matter jurisdiction located in Wilmington, Delaware. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, all attorneys’ fees and disbursements actually billed to such party, including all such fees and disbursements incurred at trial, during any appeal or during negotiations. None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered. Any ambiguity with respect to any term of this Agreement or any interpretation thereof shall be resolved in the sole discretion of the Company’s Board of Directors. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

7.

Employee agrees and acknowledges that nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its subsidiaries or affiliates, or interfere in any way with any right of the Company or any of its subsidiaries or affiliates to terminate such employment at any time for any reason whatsoever (whether for cause or without cause) without liability to the Company or any of its subsidiaries or affiliates.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GORDMANS STORES, INC.
Accepted and Agreed:

/s/ Mike Morand	By:	/s/ Jeff Gordman
Mike Morand		Name: Jeff Gordman Title: President and CEO